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                                                                    EXHIBIT 99.1

                       [CHASE INDUSTRIES INC. LETTERHEAD]



                             NEWS BULLETIN FROM FRB



AT THE COMPANY:            AT THE FINANCIAL RELATIONS BOARD:
MIKE SEGRAVES              GENERAL           MEDIA             ANALYST
CHIEF FINANCIAL OFFICER    KARL PLATH        BESS GALLANIS     BILL SCHMIDLE
(419) 485-3193             (312) 640-6738    (312) 640-6737    (312) 640-6753


FOR IMMEDIATE RELEASE
THURSDAY, MAY 15, 1997


          CHASE BRASS INDUSTRIES CHANGES ITS NAME TO CHASE INDUSTRIES


MONTPELIER, OHIO, MAY 15, 1997 -- CHASE BRASS INDUSTRIES, INC. (NYSE: CSI) today announced that it has legally changed its name to CHASE INDUSTRIES INC. The name change was approved by the board of directors and shareholders at the Company's annual meeting held Wednesday in New York City. The Company's New York Stock Exchange symbol remains "CSI".

"The name change is important to better describe the greater diversity of our business and our vision for the future," said Martin V. Alonzo, chairman, president and chief executive officer. With the acquisition of Leavitt Tube Company in August 1996, the Company has expanded its product line to include structural and mechanical steel tubing in addition to brass rod.

"At the same time, we are retaining the Chase name, which over the years has become synonymous with service and quality. This small modification of our name eliminates any possible confusion between the parent corporation and our brass rod subsidiary, Chase Brass & Copper Company," said Alonzo.



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CHASE BRASS INDUSTRIES
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Chase Industries, through its wholly owned subsidiaries Chase Brass & Copper
Company, Inc. and Leavitt Tube Company, Inc., is a leading manufacturer of free-machining and forging brass rod and structural and mechanical steel tubing.

Chase Brass and Copper Company, employing more than 300 people at its Montpelier, Ohio, plant, is an ISO 9002 certified manufacturer and supplier of free-machining and forging brass rod in the United States and Canada. Its diverse customer base of more than 250 companies uses Chase's "Blue Dot" trademark rod to produce a variety of products, such as plumbing fixtures, heating and air conditioning components, industrial valves, automotive parts, and numerous hardware components.

Leavitt Tube Company is a leading producer of structural and mechanical steel tubing with plants in Chicago, Hammond, Ind., and Jackson, Miss., employing a total of more than 400 people. Leavitt's structural steel tubing is used in farm equipment, non-residential construction and other structural applications. The mechanical steel tubing is used in a broad range of consumer and commercial products, including furniture and fixtures, lawncare products, storage racks, exercise equipment, bicycles and machine tools.

Chase Industries is traded on the New York Stock Exchange under the symbol CSI.





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FOR MORE INFORMATION ABOUT CHASE INDUSTRIES, INC., FREE OF CHARGE VIA FAX, DIAL
1-800-PRO-INFO AND USE COMPANY CODE "CSI".